EXHIBIT 23(b)

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statement Nos. 333-22035, 333-37068, 333-75767, and 333-69542 of Illinois Tool Works Inc. on Form S-8; Registration Statement Nos. 33-5780 and 333-70691 of Illinois Tool Works Inc. on Form S-3; Registration Statement Nos. 33-35137 and 333-62105 of Premark International, Inc. on Form S-3; and Registration Statement Nos. 333-02671, 333-25471, and 333-88801 of Illinois Tool Works Inc. on Form S-4 of our report dated January 24, 2000 (relating to the consolidated financial statements of Premark International, Inc., not presented separately herein) included in this Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2001.

ERNST & YOUNG LLP

Chicago, Illinois
March 19, 2002